Exhibit 5.1

[FARRIS, VAUGHAN, WILLS & MURPHY LLP LETTERHEAD]

, 2010

Med BioGene Inc.

#300 – 2386 East Mall

Gerald McGavin Building

Vancouver, BC

Canada V6T 1Z3

Dear Sirs/Mesdames:

Re:	Med BioGene Inc. – Registration Statement on Form F-1

We have acted as corporate counsel to Med BioGene Inc., a company amalgamated under the Business Corporations Act (British Columbia) (the “Company”), in connection with the registration by the Company pursuant to a registration statement on Form F-1 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on December 28, 2009 (as such may be amended or supplemented, the “Registration Statement”), related to the proposed issuance by the Company of up to                      common shares, which includes                      common shares issuable upon exercise of an over-allotment option to be granted by the Company to the underwriters, to be sold to the underwriters as described in the Registration Statement for sale to the public or issued to the underwriters, and the associated common share purchase rights attaching to such shares pursuant to that certain Shareholder Rights Plan Agreement dated January 15, 2010 between the Company and Computershare Investor Services Inc. (the “Rights Agreement”) (such shares and associated rights are collectively referred to as the “Securities”). This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

We have examined the Registration Statement and the Rights Agreement and, for the purposes of this opinion, we have also examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

We are qualified to express opinions only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. We express no opinion on the laws of any jurisdiction other than the Province of British Columbia and the federal laws of Canada applicable therein.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Securities have been duly authorized by the Company and, when issued and sold in the manner described in the Registration Statement and the Rights Agreement, as appropriate, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,